Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
January 5, 2020	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Completes the Sale of its Chemical Intermediates and
Surfactants Businesses to Indorama Ventures for $2 Billion

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) announced today it has completed the sale of its chemical intermediates businesses, which includes PO/MTBE, and its surfactants businesses to Indorama Ventures in a transaction valued at approximately $2 billion, comprising a cash purchase price of approximately $1.93 billion, which includes estimated adjustments to the purchase price for working capital, plus the transfer of up to approximately $76 million in net underfunded pension and other post-employment benefit liabilities. The final purchase price is subject to customary post-closing adjustments. The net cash proceeds are expected to be just under $1.6 billion.

Peter Huntsman, Chairman, President and CEO commented:

“This transformational transaction significantly reduces our capital-intensive upstream asset base, further bolsters our already strong balance sheet and allows us to further invest in and grow our downstream businesses. We are committed to retaining our investment grade balance sheet and our continued balanced approach to capital allocation. This transaction greatly expands our flexibility and opportunity for select strategic and accretive acquisitions, as well as for expansions in our core downstream global footprint, and for continued opportunistic repurchases of our shares. We remain disciplined and focused on the creation of long-term shareholder value.

“This is a great transaction for both Huntsman and Indorama. I am pleased to see that so many of our outstanding associates are transitioning to a company that has values like Huntsman. Led by Aloke Lohia, Indorama is a family-run business that understands the value of quality people. I look forward to an ongoing relationship with Indorama for years to come.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2018 revenues of more than $9 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed under the caption “Risk Factors” in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.